STATE OF DELAWARE
CERTIFICATE OF CORRECTION

HUBILU VENTURE CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is HUBILU VENTURE CORP..
2. That a Certificate of INCORPORATION
   (Title of Certificate Being Corrected)
   was filed by the Secretary of State of Delaware on MARCH 2, 2015 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
3. The inaccuracy or defect of said Certificate is: (must be specific)

   The name of the corporation was incorrectly stated as Hubilu Venture Corp. rather than Hubilu Venture Corporation.

4. Article FIRST of the Certificate is corrected to read as follows:

   The name of this corporation is Hubilu Venture Corporation (the "Corporation").

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 4th day of MARCH, A.D. 2015.

By: Donald P Hateley
Authorized Officer

Name: DONALD P. HATELEY
Print or Type

Title: INCORPORATOR